CONSENT OF MATTHEW DOLLIVER
I hereby consent to the reference of my name under the heading "Experts" in the Statement of Additional Information included in Post-Effective Amendment No. 13 to the Registration Statement on Form N-6 for certain flexible premium variable universal life insurance policies issued through American Family Variable Account I of American Family Life Insurance Company (File No. 333-147408).

/s/ Matthew P. Dolliver_____________
Matthew P. Dolliver, FSA, MAAA
Associate Actuary